Exhibit (m)(7)

SERVICE AGREEMENT

This Agreement is entered into as of January 9, 2013 between Mid Atlantic Capital Corporation (“Recordkeeper”) organized as a Pennsylvania Corp., and GMO Series Trust (“Series Trust”), an investment company with multiple series (each, a “Fund” and together, the “Funds”) registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and organized as a Massachusetts business trust.

Pursuant to an agreement between Recordkeeper and various underlying plans (the “Plan”), Recordkeeper unitizes an investment strategy (the “Strategy”) for the Plan that is made available as an investment option to participants in the Plan (the “Plan Participants”), and provides associated administrative services, including recordkeeping, account maintenance, shareholder communications, reporting and processing services, to the Plan. It is contemplated that an investment adviser, trustee, sponsor or administrative committee of the Plan (“Plan Representative”), on behalf of the Plan and Plan Participants, will invest assets of the Strategy in shares of multiple pooled investment vehicles, including, from time to time, in shares of the Fund(s) listed on Schedule A, as such Schedule may be amended from time to time pursuant to paragraph 26 below. It is understood by both parties to the Agreement that Plan participant accounts and the services to be rendered to those accounts are administered by Recordkeeper at the level of the Strategy referred to in this paragraph.

Recordkeeper and Series Trust desire to facilitate the timely and accurate processing and confirmation of Strategy transactions in shares of the Funds through one account in each Fund (an “Account”) established by Recordkeeper in the name of the Plan through the Funds’ designated transfer agent, and Plan Participant transactions in units of the Strategy, subject to the terms and conditions of this Agreement.

Accordingly, the parties hereto agree as follows:

1.	Accounts. Recordkeeper agrees not to establish any Accounts in addition to those that are subject to this Agreement as of the date set forth above without advance notice to and approval from Series Trust.

2.	Services. Series Trust shall make shares of the Funds available to the Strategy, subject to the Funds’ prospectuses as in effect from time to time. Recordkeeper agrees that it shall provide to Series Trust or the relevant Fund such information as they may reasonably request in order to assist the Fund in its compliance with state securities laws in connection with investments by an Account in a Fund. It is hereby acknowledged by the Recordkeeper that it, and not the Series Trust or the Funds, is responsible (pursuant to its agreement with the Plan) for providing the Accounts and Plan Participants with administrative services including recordkeeping, account maintenance, shareholder communications, and reporting and processing with respect to the Accounts and Plan Participants’ accounts which shall include:

(a)	providing necessary personnel and facilities to establish and maintain the Plan Participants’ accounts and records relating to investments by the Plan Participants’ accounts in the Strategy,

(b)	recording Plan Participants’ account balances relating to the Strategy, and changes thereto, including, with respect to the Accounts, debits and credits to the Accounts in the form of cash, distributions and, as relevant, Fund shares,

(c)	arranging for the timely and accurate wiring of funds to the Accounts for investment in the Funds,

(d)	providing confirmations and statements to the Plan showing the total number of Fund shares owned by the Account, purchase and redemption of Fund shares by the Account, and also distributions from the Fund to the Account, and providing confirmations and statements to Plan Participants regarding their investments in the Strategy, as required,

(e)	providing tax reporting to the Plan and Plan Participants as may be required by applicable statutes and regulations,

(f)	furnishing proxy material, periodic Fund reports, prospectuses and other communications to Plan and Plan Participants as required or requested by the Plan Representative, the Plan, the Funds, or federal and/or state regulators,

(g)	transmitting information regarding transactions in Fund shares to Plan Participants,

(h)	providing to the Plan and Plan Participants, as appropriate, such reports or information as may be required by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including Form 5500 reporting, as necessary.

Series Trust will recognize each Account as a single shareholder in the relevant Fund, and Series Trust will not be responsible for recordkeeping, account maintenance, shareholder communications, reporting and processing services for Plan Participants.

3.	Pricing Information. Series Trust or its designee shall use best efforts to furnish Recordkeeper, with respect to each Fund,

(a)	by 7 p.m. Eastern Time, net asset value information as of the close of regular trading on the New York Stock Exchange (currently, 4:00 p.m. Eastern Time) or as of such earlier times at which a Fund’s net asset value is calculated as specified in such Fund’s prospectus (“Close of Trading”) on each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which the relevant Fund determines its net asset value (“Business Day”), and

(b)	distribution information by 7 p.m. Eastern Time on ex-dividend date via e-mail delivery to [RECORDKEEPER INFORMATION] as it becomes available.

4.	Adjustments to Fund Share Net Asset Value Information.

(a)	If, on any Business Day, Series Trust or its designee is unable to provide Fund share net asset value information by 7 p.m. Eastern Time or distribution information by 7 p.m. Eastern Time, Series Trust or its designee shall use reasonable efforts to contact Recordkeeper via e-mail to matctrading@macg.com or sgn.trading@sungard.com.

(b)	In the absence of timely net asset value information from Series Trust or its designee, Recordkeeper is not authorized to substitute net asset value information from any other source. Series Trust or its designee will use reasonable efforts to take trade instructions from Recordkeeper before 8 a.m. on the Business Day following any day on which there is late transmission of net asset value and/or distribution information for a Fund from Series Trust or its designee.

(c)	Recordkeeper is solely responsible to reconcile Fund share balances held by the Account in Recordkeeper’s records to those of the Fund’s transfer agent within one Business Day of settlement date.

(i)	Correction of unreconciled Fund share balances between Recordkeeper and the Fund’s transfer agent beyond one Business Day after settlement date is the sole responsibility of Recordkeeper.

(d)	Adjustments to a Fund’s net asset value information shall be made in accordance with Series Trust’s then current net asset value correction policy and procedures;

(i)	If an adjustment is required to correct any error in the computation of the net asset value of shares held by an Account, Series Trust shall notify Recordkeeper as soon as feasible.

(ii)	Series Trust and Recordkeeper will mutually agree to required adjustments prior to any communication by either party to Plan, Plan Representative, and Plan Participants.

(iii)	Recordkeeper shall promptly make reasonable efforts to mitigate a Fund’s financial exposure in connection with the net asset value adjustment.

5.	Orders and Settlement.

(a)	Upon the receipt of instructions from Plan Representative, Recordkeeper will transmit to a Fund’s transfer agent orders to purchase or redeem Fund shares for an Account on the basis of those instructions. Recordkeeper agrees that orders for net purchases or net redemptions of Fund shares derived from instructions received in good order by Recordkeeper from Plan Representative prior to the Close of Trading on any given Business Day will be processed that same evening and transmitted to the Fund’s transfer agent by 7:30 a.m. Eastern Time on the next Business Day. Recordkeeper agrees that payment for net purchases by an Account of Fund shares on a given Business Day will be wired no later than 12 noon Eastern Time by Recordkeeper to a custodial account designated by Series Trust on the same Business Day such purchase orders are transmitted to the Fund’s transfer agent. Wires will be transmitted in accordance with then current NSCC DCC&S processing guidelines (collectively, “NSCC guidelines”).

Recordkeeper agrees to provide 1 Business Day’s advance notice to Series Trust of Plan events that may result in financial transactions of $1 million or more and use best efforts to estimate the trade value of such transactions.

(b)	Series Trust or its designee will use best efforts to wire payment for net redemptions of Fund shares by an Account on a given Business Day on the Business Day such redemption orders are transmitted to a Fund’s transfer agent to an account designated by Recordkeeper no later than 2 PM Eastern Time; provided, however, that a Fund may, if necessary, delay redemption of Fund shares or extend settlement to the extent permitted by the 1940 Act and as prescribed in the Fund’s then current prospectus.

(c)	The Business Day on which instructions are received by the Close of Trading in good order by Recordkeeper from Plan Representative shall be the trade date for which shares of the Funds shall be purchased and redeemed as a result of such instructions. Instructions received in good order by Recordkeeper from Plan Representative after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. Distributions will be automatically reinvested at net asset value in accordance with each Fund’s then current prospectus unless Recordkeeper otherwise indicates that such distributions are to be paid in cash.

(d)	Subject to Recordkeeper’s compliance with the foregoing, Recordkeeper will be considered agent for the Funds for the sole and limited purpose of receiving orders for purchases and redemptions of shares of the Funds on behalf of an Account. Recordkeeper shall be solely responsible for ensuring that all cash distributions paid to an Account by a Fund are paid to Plan Participants’ accounts in a timely manner. Any liabilities arising from such cash distribution payments reported by Plan as lost, stolen, materially altered or forged shall be the sole responsibility of Recordkeeper.

6.	Operating Procedures

(a)	The purchase, sale, redemption and settlement of Fund shares will normally follow the NSCC guidelines, as follows:

(i)	The parties agree to establish an electronic data link through the NSCC DCC&S system (together, “NSCC system”). The NSCC system will enable Recordkeeper to transmit Account trade information, including purchase, redemption and exchange instructions, as directed by the Plan Representative, to the Funds and likewise to receive trade and pricing information from the Funds. The parties agree to pay or arrange for payment of their respective NSCC costs.

(ii)	Each party agrees to abide by NSCC guidelines in order to perform their respective obligations under this Agreement.

(iii)	Recordkeeper agrees that it will not place trades through the NSCC system with an “as of” date prior to the last Business Day on which a net asset value was reported without prior consent of Series Trust.

(iv)	On each Business Day, each Fund (or its transfer agent) shall accept and effect changes on its records upon receipt of purchase, redemption and exchange instructions for an Account in good order from Recordkeeper through the NSCC system without supporting documents from the Plan Representative.

(v)	Confirmed trades and any other information provided through the NSCC system pursuant to this Agreement shall be accurate, complete and in a format prescribed by the NSCC guidelines. Each party or their agent shall adopt, implement and maintain current procedures reasonably designed to ensure the accuracy of all transmissions through the NSCC system. Each party shall be entitled to act on information and transmissions received through the NSCC system that it reasonably believes to be genuine.

(vi)

Recordkeeper agrees that its receipt of information regarding confirmed trades through the NSCC system pursuant to this Agreement shall be deemed to be receipt of the written notification (“confirmation”) required by Rule 10b-10 under the Securities Exchange Act of 1934, as amended, and, as such, Recordkeeper, on behalf of the Account and the Plan, hereby gives its informed consent to electronic delivery of such confirmation; provided that Recordkeeper may request a paper copy of any confirmation delivered to it electronically and, provided further, that Recordkeeper may revoke its consent to electronic delivery pursuant to a notice delivered under Section 22 hereof.

(b)	The purchase, sale, redemption and settlement of a Fund’s shares will normally follow NSCC guidelines, as described above. In the event that such guidelines are not followed as described, the Manual Processing Procedures defined in Exhibit B will apply.

7.	Maintenance of Records. Recordkeeper shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services contemplated by this agreement. Upon the request of Series Trust, Recordkeeper shall provide copies of all records relating to transactions between an Account and a Fund to enable Series Trust, the Funds or their representatives to comply with any request of a governmental body or self-regulatory organization or the Plan or to monitor and review the provision of services by Recordkeeper as contemplated by this Agreement. Recordkeeper agrees that it will permit Series Trust or its representatives to have reasonable access to Recordkeeper personnel and records in order to facilitate the monitoring of the quality of the services to be provided under this Agreement.

8.	Fees. In consideration of Recordkeeper’s performance of its obligations pursuant to this Agreement, Series Trust agrees to pay Recordkeeper the fees set forth in Schedule A to this Agreement (the “Administrative Fees”). The Administrative Fees will be calculated at the end of each calendar quarter and Series Trust will initiate payment to Recordkeeper within 30 days.

9.	Expenses.

(a)	Except as otherwise provided in this Agreement, each party shall bear all expenses incidental to the performance of its obligations pursuant to this Agreement.

(b)	Each Fund shall pay the cost of registration of its shares with the Securities and Exchange Commission and in states where required. Each Fund shall distribute or cause to be distributed to Recordkeeper, for the Account, its proxy material, periodic Fund reports to shareholders, prospectuses and other material as such Fund may require to be sent to shareholders. The cost of preparing and printing this material for the Account shall be paid by the applicable Fund or Series Trust, and the cost of printing and distributing such items to Plan Participants shall be borne by Recordkeeper or the Plan Representative.

10.	Business Continuity. Recordkeeper has developed and implemented a business continuity plan adequate to ensure its ongoing ability to meet its service and operating obligations in accordance with industry best practices.

11.	Compliance with Laws. At all times Recordkeeper shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement, including, without limitation, those applicable to a transfer agent under the Federal securities laws, including, without limitation, all prospectus delivery requirements. The parties agree that Recordkeeper may satisfy prospectus delivery requirements by sub-contracting with Plan Representative; provided, however, that Recordkeeper remains ultimately responsible for satisfying any prospectus delivery requirements.

Recordkeeper agrees to notify Series Trust as soon as administratively feasible of any regulatory, civil or criminal proceedings to which it may be subjected, and which relate to the services it provides pursuant to this Agreement, prior to issuing a press release relating to such proceedings. Recordkeeper shall immediately notify Series Trust or its designee of any breach of its obligations under this Agreement.

At all times, Series Trust shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement.

Recordkeeper and Plan Representative, and not Series Trust, shall take such action as is necessary so that the transactions contemplated by this Agreement shall not be “Prohibited Transactions” under Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended.

12.	Liability of Recordkeeper for Actions of its Agents or Affiliates. Recordkeeper is solely responsible for actions or omissions by any affiliates or agents of Recordkeeper, including the Plan Representative, who perform services or obligations required of Recordkeeper hereunder to the same extent as if such action or omission was performed by Recordkeeper directly, and failure by such affiliate or agent to perform under or comply with this Agreement will not relieve Recordkeeper of any of its obligations under this Agreement.

13.	Representations and Warranties. Each party represents that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity.

Recordkeeper further represents, warrants and covenants that:

(a)	it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement; and

(b)	the arrangements and fees, if any, provided for in this Agreement will be disclosed to the Plan through the Plan Representative.

Series Trust further represents, warrants and covenants that:

(a)	it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement; and

(b)	each Fund is registered as an investment company or series of an investment company under the 1940 Act, and its shares are registered under the Securities Act of 1933, as amended (the “1933 Act”).

14.	Communications Concerning the Funds. Recordkeeper and its agents shall prepare communication and disclosure materials regarding the Funds based only on the current prospectus or statement of additional information or other current materials furnished by Series Trust or its designee to Recordkeeper. It shall be the sole and exclusive responsibility of Recordkeeper to complete all required regulatory compliance reviews and filing with all governing regulatory agencies of any Plan communications relating to Series Trust and the Funds prepared by Recordkeeper before first use.

15.	Operation of Funds. Recordkeeper’s performance of its obligations pursuant to this Agreement shall be subject to the terms and conditions set forth in each Fund’s prospectus, as in effect from time to time. In no way shall the provisions of this Agreement limit the authority of any Fund or Series Trust to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its shares.

16.	Relationship of Parties. Except as specifically provided in Section 5 of this Agreement, it is understood and agreed that all services performed hereunder by Recordkeeper shall be as an independent contractor and not as an employee or agent of Series Trust or any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party.

The parties acknowledge and agree that the services provided by Recordkeeper under this Agreement are recordkeeping, account maintenance, shareholder communications, reporting and processing, and related administrative services only and are not the services of an underwriter, principal underwriter, sub-distributor, or dealer of any Fund of the Series Trust within the meaning of the 1933 Act or the 1940 Act. This Agreement does not grant Recordkeeper or any of its agents any right to purchase shares of any Fund (although it does not preclude Recordkeeper from purchasing any such shares), nor does it constitute Recordkeeper or any of its agents an agent of any Fund or the Series Trust for purposes of selling shares of any Fund to any dealer or the public, except as expressly stated in this Agreement as to the receipt of purchase or redemption orders from the Plan Representative on behalf of an Account. The parties acknowledge that Funds Distributor, LLC serves as the Funds’ distributor and principal underwriter, and to the extent Recordkeeper or its agent or affiliate is involved directly or indirectly in the purchase or redemption of shares of any Fund under this Agreement, such involvement will be as agent of Plan and the Account only.

17.	Use of Names. Except as otherwise expressly provided for in this Agreement, Recordkeeper shall not use, nor shall it allow its employees or agents to use, the name or logo of Series Trust or the Funds, any affiliate of Series Trust, or any products or services sponsored, managed, advised, administered, or distributed by Series Trust or any of its affiliates, for advertising, trade or other commercial or noncommercial purposes without the express prior written consent of Series Trust.

18.	Confidentiality: The parties agree to keep in strict confidence all information, including the terms of this Agreement, pertaining to the performance of the services performed in connection with this Agreement, except such information that is required to be disclosed by any regulator or auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

19.	Monitoring Market Timing:

(a)	Information Sharing Agreement. Recordkeeper and Series Trust agree to the terms of the Shareholder Information Agreement required pursuant to Rule 22c-2 under the 1940 Act attached hereto as Schedule C and made a part hereof.

(b)	At times during which the Strategy has investments in the Fund through an Account, Recordkeeper agrees to:

(i)	Monitor frequent trading and, if necessary, restrict purchase and exchange transactions in the Strategy by Plan Participants pursuant to Recordkeeper’s internal policies and procedures, a copy of which is provided with this Agreement and annually thereafter;

(ii)	Monitor frequent trading and, if necessary, restrict purchase and exchange transactions in the Strategy by Plan Participants pursuant to Series Trust’s Frequent Trading/Market Timing Policy and Procedures, a copy of which is provided with this Agreement; or

(iii)	If Recordkeeper does not monitor frequent trading, Recordkeeper agrees to prohibit purchase and exchange transactions within 30 calendar days of another redemption/exchange/purchase transaction in the Strategy by Plan Participants.

(c)	During periods in which the Recordkeeper has an obligation to act pursuant to Section 19(c), on a periodic basis Recordkeeper will provide a written report indicating whether any Plan Participants have been identified as engaging in frequent trading in the Strategy and what action, if any, was taken by the Recordkeeper, and

(d)	Recordkeeper will provide an annual certification to Series Trust that its agreement to monitor or restrict trading, as the case may be, was in effect during the prior year, and will continue as such during the coming year.

20.	USA Patriot Act. Each party hereto agrees to establish and maintain policies and procedures required by federal, state or local law to detect and prevent money laundering, including those required by the United and Strengthening America Act by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”). Each party further agrees to cooperate and share information with the other to the extent required by law to facilitate implementation of each other’s anti-money laundering program. If, under Series Trust’s anti-money laundering program, a Fund determines at any time that activity of an Account is suggestive of money laundering, the Fund may restrict further purchases in the Fund, close the Account, and notify the appropriate authorities.

21.	Termination or Assignment. This Agreement may be terminated upon sixty (60) days advance written notice (or in the case of termination, suspension, or restriction of sales of Fund shares by the Series Trust, in which case the earlier of 30 days advance written notice or the termination date established by the Series Trust shall be the date for termination of the Agreement) to the other party. Furthermore, each party may terminate this Agreement at any time by giving written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured within 30 days.

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the parties. This Agreement shall inure to the benefit of and be binding upon both parties and their respective successors and permitted assigns. Both parties agree to give as much prior notice as is administratively and/or legally practicable in the event of its intent to assign this Agreement.

22.	Notices. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service to the other party at the following address or such other address as each party may give notice to the other:

If to Recordkeeper, to:

Mid Atlantic Capital Corporation

1251 Waterfront Place, STE 510

Pittsburgh, PA 15222-4235

If to Series Trust or any Fund, to:

President

GMO Series Trust

40 Rowes Wharf

Boston, MA 02110

with a copy to:

Mark Bykowski

GMO Shareholder Services

40 Rowes Wharf

Boston, MA 02110

23.	Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts applicable to agreements executed and to be performed therein.

24.	Massachusetts Business Series Trust. GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Series Trust of GMO Series Trust is on file with the Secretary of The Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Series Trustees of the Series Trust as Series Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees, officers, or shareholders individually or any other series, but are binding only upon the assets and property of the Funds listed in Schedule I, severally and not jointly.

25.	Survival. The provisions of Section 4 hereof shall survive the termination of this Agreement.

26.	Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

27.	Non-Exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

28.	Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

29.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

30.	Force Majeure. Neither party shall be responsible under this Agreement for any delay or failure to perform its duties, and shall not be liable hereunder for any loss or damage in association with such delay or failure to perform, for or in consequence of any circumstance or event which is beyond the reasonable control of the affected party and which adversely affects the performance by the affected party of its obligations hereunder, including any event caused by, arising out of or involving (a) an act of God, (b) any strike or other work stoppage, whether partial or total, or (c) any other cause similarly beyond the reasonable control of the affected party.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date first above written.

Mid Atlantic Capital Corporation

By:	/s/ Joseph F. Banco
Print Name: Joseph F. Banco
Title: CFO

GMO SERIES TRUST,
on behalf of the Funds listed on Schedule I separately and not jointly.

By:	Heather Schirmer Mahoney
Print Name: Heather Schirmer Mahoney
Title: Vice President & Assistant Clerk
Reviewed by: /s/ JB Kittredge

*	GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

SCHEDULE A

List of Funds and Fees

FUND	Share Class	CUSIP #	12b-1 Fee
GMO Benchmark Free Allocation Series Fund R4	R4	380131417	25
GMO Benchmark Free Allocation Series Fund R5	R5	380131391	10
GMO Benchmark Free Allocation Series Fund R6	R6	380131383	0
GMO Core Plus Bond Series Fund R4	R4	380131649	25
GMO Core Plus Bond Series Fund R5	R5	380131631	10
GMO Core Plus Bond Series Fund R6	R6	380131623	0
GMO Developed World Stock Series Fund R4	R4	380131748	25
GMO Developed World Stock Series Fund R5	R5	380131730	10
GMO Developed World Stock Series Fund R6	R6	380131722	0
GMO Emerging Countries Series Fund R4	R4	380131672	25
GMO Emerging Countries Series Fund R5	R5	380131664	10
GMO Emerging Countries Series Fund R6	R6	380131656	0
GMO Foreign Fund Series Fund R4	R4	380131714	25
GMO Foreign Fund Series Fund R5	R5	380131698	10
GMO Foreign Fund Series Fund R6	R6	380131680	0
GMO Global Asset Allocation Series Fund R4	R4	380131441	25
GMO Global Asset Allocation Series Fund R5	R5	380131433	10
GMO Global Asset Allocation Series Fund R6	R6	380131425	0
GMO Global Equity Allocation Series Fund R4	R4	380131474	25
GMO Global Equity Allocation Series Fund R5	R5	380131466	10
GMO Global Equity Allocation Series Fund R6	R6	380131458	0
GMO International Bond Series Fund R4	R4	380131615	25
GMO International Bond Series Fund R5	R5	380131599	10
GMO International Bond Series Fund R6	R6	380131581	0
GMO International Core Equity Series Fund R4	R4	380131847	25
GMO International Core Equity Series Fund R5	R5	380131839	10
GMO International Core Equity Series Fund R6	R6	380131821	0
GMO International Equity Allocation Series Fund R4	R4	380131516	25
GMO International Equity Allocation Series Fund R5	R5	380131490	10
GMO International Equity Allocation Series Fund R6	R6	380131482	0
GMO International Growth Equity Series Fund R4	R4	380131771	25
GMO International Growth Equity Series Fund R5	R5	380131763	10
GMO International Growth Equity Series Fund R6	R6	380131755	0
GMO International Large/Mid Cap Value Series Fund R4	R4	380131813	25
GMO International Large/Mid Cap Value Series Fund R5	R5	380131797	10

GMO International Large/Mid Cap Value Series Fund R6	R6	380131789	0
GMO Quality Series Fund R4	R4	380131409	25
GMO Quality Series Fund R5	R5	380131508	10
GMO Quality Series Fund R6	R6	380131607	0
GMO U.S. Core Equity Series Fund R4	R4	380131102	25
GMO U.S. Core Equity Series Fund R5	R5	380131201	10
GMO U.S. Core Equity Series Fund R6	R6	380131300	0
GMO U.S. Equity Allocation Series Fund R4	R4	380131540	25
GMO U.S. Equity Allocation Series Fund R5	R5	380131532	10
GMO U.S. Equity Allocation Series Fund R6	R6	380131524	0
GMO U.S. Growth Series Fund R4	R4	380131870	25
GMO U.S. Growth Series Fund R5	R5	380131862	10
GMO U.S. Growth Series Fund R6	R6	380131854	0
GMO U.S. Intrinsic Value Series Fund R4	R4	380131706	25
GMO U.S. Intrinsic Value Series Fund R5	R5	380131805	10
GMO U.S. Intrinsic Value Series Fund R6	R6	380131888	0

Schedule B

MANUAL OPERATING PROCEDURES

The purchase, sale, redemption and settlement of Funds will normally follow NSCC’s processing procedures, as described above in Section 5, Operating procedures. In the event that such procedures are not followed as described, the Manual Processing Procedures defined herein will apply.

1.	On each business day that the New York Stock Exchange (the “Exchange”) is open for business and on which the relevant Fund determines its net asset value (“Business Day”), Recordkeeper or its designee may transmit orders for the purchase, sale, exchange or transfer of Fund shares by the Account based solely upon the receipt of instructions from its customers prior to the close of trading (generally 4:00 p.m. Eastern Time on the Exchange (“Close of Trading”)) on such Business Day. Instructions from customers of Recordkeeper received by Recordkeeper or its agent prior to the Close of Trading on any given Business Day (“Day 1”)( such orders are referred to as “Day 1 Trades”) and transmitted to a Fund or its designated agent via facsimile, electronic transmission or by a method mutually acceptable to both parties, by no later than 7:30 a.m. Eastern Time the next Business Day (“Day 2”), will be executed at the net asset value (“NAV”) of the applicable Fund determined as of the Close of Trading on Day 1.

2.	Immediately following the completion of the transmission of any Account order by Recordkeeper to a Fund, Recordkeeper will verify that such instructions were received by the Fund by a method mutually acceptable to both parties.

3.	Day 1 Trades shall normally settle on Day 2, but settlement may be extended as prescribed in a Fund’s then current prospectus (“Settlement Date”). Settlements will be through net Federal Funds wire transfers to an account designated by a Fund or its agent. In the case of instructions which constitute a net purchase order, Recordkeeper shall initiate a wire transfer of Federal Funds for the dollar amount of the net purchase order by 2:00 p.m. Eastern Time on the Settlement Date to Fund’s transfer agent. In the event the instructions constitute a net redemption order, the relevant Fund shall initiate a wire transfer of Federal Funds for the dollar amount of the net redemption order by 2:00 p.m. Eastern Time on the Settlement Date. Settlement will be in U.S. dollars.

SCHEDULE C

Information Sharing Agreement

The provisions set forth below are included in and made a part of the Service Agreement between Recordkeeper and Series Trust.

Capitalized terms not defined in this Exhibit C have the meaning set forth in the Service Agreement.

WHEREAS, the Series Trust, on behalf of the Funds (which, for purposes of this Exhibit C, also includes a Fund’s principal underwriter and transfer agent), is required to enter into an information sharing agreement to comply with Rule 22c-2 under the 1940 Act (“Rule 22c-2”) with respect to Strategy transactions in Fund shares;

NOW THEREFORE, the parties agree to the following provisions:

1.	Shareholder Information.

(a) Agreement to Provide Information. For any days on which the Strategy, whether directly or through transactions in an Account, holds shares of a Fund on behalf of Plan Participants, Recordkeeper agrees to provide to the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or Government Issued Identifier (“GII”) of any or all Plan Participant(s) or account and the amount, date, name or other identifier of any investment professional(s) associated with the Plan Participant(s) or account, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares of a Fund held through any account maintained by the Recordkeeper, or held in nominee name by the Plan or Recordkeeper, during the period covered by the request.

(i) Period Covered by Request. Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

(ii) Form and Timing of Response. Recordkeeper agrees to transmit the requested information specified in Section 1(a) (“Tier 1 Information”) to the Fund or its designee promptly, but in any event not later than 10 business days, after receipt of a request; provided, however, if the Fund requests information that is not Tier 1 Information or transaction information that is older than 180 days, Recordkeeper agrees to transmit the requested information not later than 20 business days after receipt of a request. If requested by the Fund or its designee, Recordkeeper agrees to use best efforts to determine promptly whether any account, Plan Participant, or other person about whom Recordkeeper has provided information pursuant to Section 1(a) is itself a financial intermediary (including financial intermediaries defined under 22c-2) (an “Indirect Intermediary”) and, upon further request by a Fund or its designee, Recordkeeper agrees promptly either to: (i) provide (or arrange to have provided) the requested information set forth in Section 1(a) for those Plan Participants who hold an account or otherwise own shares through such Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(iii) Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Recordkeeper.

(b) Agreement to Restrict Trading. Recordkeeper agrees upon direction of the Fund or its designee to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of shares of a Fund by a Plan Participant, the Strategy, an account holder, or Indirect Intermediary that has been identified by the Fund or its designee as having engaged in or facilitated transactions (directly or indirectly) that violate policies established or utilized by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Fund.

(i) Form of Instructions. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Plan Participant(s) or account(s) or other agreed upon information to which the instruction relates.

(ii) Timing of Response. Recordkeeper agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Recordkeeper.

(iii) Confirmation by Recordkeeper. Recordkeeper must provide written confirmation to the Fund or its designee that instructions have been executed. Recordkeeper agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c) Definition. For purposes of this Exhibit C, the term “written” includes electronic writings and facsimile transmissions.

2. Role of Parties. For the avoidance of doubt, the parties acknowledge and agree that the services provided by Recordkeeper are not those of an underwriter within the meaning of the 1933 Act or the 1940 Act.